                                                                   Exhibit 10.60

December 14, 2001


Beth C. Seidenberg, M.D.
8 Wolf Lane
Basking Ridge, NJ  07920

Dear Beth:

Following our discussions over the last several weeks, and on behalf of the Amgen Executive Committee, I am pleased to offer you the position of Senior Vice President, Development, salary grade E37, reporting to me.

In this position, you will have responsibility for all aspects of Worldwide Clinical Development and Regulatory Affairs within the Amgen R&D organization. Reporting to you will be: Colin Broom, M.D., Vice President, Clinical Development, Europe; Alan Forsythe, Ph.D., Vice President, Corporate Biomedical Information; Jan Gheuens, M.D., Ph.D., Vice President, Clinical Development U.S.; and Ralph Smalling, M.S., Vice President, Regulatory Affairs. As Senior Vice President, Development, you will serve as a member of the Amgen Executive Committee, in which capacity you will have the opportunity to help chart the future course of this extraordinary company. Kevin Sharer has already expressed to you his enthusiasm for your participation in our most senior governance body.

Your base salary will be $41,667 per month. You will be entitled to a signing bonus of $325,000, the net amount of which (less federal and state tax deductions and other applicable withholdings) will be paid within 30 days of your start date. If you are not still employed as of the date the bonus is paid, the bonus will not be considered earned or vested and will not be prorated. In addition, you will be entitled to receive a retention bonus of $200,000, the net amount of which (less federal and state tax deductions and other applicable withholdings) will be paid within 30 days of the first anniversary of your start date. You must remain actively employed by Amgen through the first anniversary of your start date to receive this bonus.

In addition, you will be granted the option to purchase 100,000 shares of Common Stock at a price equal to 100% of the fair market value on your start date. All of these shares will vest at a rate of 25% per year for four years, beginning one year from the date of grant, and the options will expire seven years from the date of grant.

You will be eligible to participate in the Amgen Management Incentive Plan (MIP) with a target award of 65% of base pay. Performance against pre-established goals and Amgen's performance will determine your actual incentive each year. Subject to the terms of the MIP, Amgen will guarantee a prorated 65% of your 2002 earned salary (dependent on your start date in 2002) as a bonus for 2002; and for 2003, 65% of your base salary earnings or the actual results from the MIP, whichever is greater. You must be actively employed by Amgen on December 31, 2002 and on December 31, 2003 to receive the guaranteed payments for 2002 and 2003, respectively.

Amgen will award you 27,500 shares of restricted stock under Amgen's 1991 Equity Incentive Plan, in consideration of your payment of the $.0001 per share par value of the restricted shares (the "Par Value Price"), in the aggregate amount of $2.75. This grant will vest as follows, contingent upon your being actively employed with Amgen on each vesting date:

Beth C. Seidenberg, M.D.
December 14, 2001

     The second anniversary of your start date 5,000 shares The third anniversary of your start date 7,500 shares The fourth anniversary of your start date 7,500 shares The fifth anniversary of your start date 7,500 shares

Upon the termination of your active employment with Amgen, any unvested shares of restricted stock may be repurchased by Amgen at their Par Value Price, except that upon termination of your employment due to your "Permanent and Total Disability," as defined below, or your death, then the vesting of the unvested shares of restricted stock will be accelerated so that all the restricted stock will be fully vested as of the date of termination. For the purposes of this provision only, you shall have incurred a "Permanent and Total Disability" when such a disability has been certified by the Social Security Administration prior to the date of termination. Amgen will hold the certificates representing any unvested shares of restricted stock until the shares vest, at which time Amgen will issue you a certificate representing the vested shares.

In addition, you are eligible to participate in the Amgen Deferred Compensation Plan (the "DCP"). The DCP is a non-qualified executive benefit plan that enables Management Incentive Plan ("MIP") participants to voluntarily defer, on a pre-tax basis, a portion of their annual pay, including MIP payments. Upon receipt of your acceptance of employment at Amgen, you will be contacted directly by a member of the Amgen Executive Compensation Group to provide you with further details of the DCP and, if you wish, to arrange for your enrollment in the plan. For this enrollment, which must be completed prior to your date of employment at Amgen, you may elect to defer up to 50% of your 2002 base salary and up to 100% of your 2002 MIP bonus to be paid in 2003.

If, within the first three years of your employment with Amgen, either: (i) Amgen terminates your employment without Cause, as defined below, or (ii) you resign your employment due to a reduction of your duties or your base salary or annual target incentive opportunity under the MIP, then you will be entitled to three years of base salary and target incentive, paid monthly, and health care coverage unless coverage is obtained from another employer, but only if you sign a general release form furnished to you by Amgen. If you intend to resign your employment for reduction of duties or compensation, you must notify the Company in writing. If Amgen fails to cure or remedy your reason for resignation within thirty (30) days of its receipt of your notification and you still choose to resign, you must do so within fifteen (15) days of Amgen's failure to cure or remedy your reason. If you are also entitled to receive severance benefits under the Amgen Inc. Change of Control Severance Plan (the "COC Plan") on account of a termination covered by this provision, you will be paid the greater of the amount provided above or provided in the COC Plan, but not both amounts.

Solely for the purpose of this provision, "Cause" means (i) your conviction of a felony, (ii) the engaging by you in conduct that constitutes willful gross neglect or willful gross misconduct in carrying out your duties to Amgen, resulting, in either case, in material economic harm to Amgen, unless you believed in good faith that such conduct was in, or not contrary to, the best interests of Amgen, (iii) your material breach of any of the terms of this letter agreement or the Proprietary Information and Inventions Agreement or (iv) your failure to follow any lawful directive given by me with respect to your employment. For purposes hereof, no act, or failure to act, on your part shall be deemed "willful" unless done, or omitted to be done, by you not in good faith.

By signing this letter, you understand and agree that your employment with Amgen is at-will. Therefore, your employment can terminate, with or without cause, and with or without notice, at any time, at your option or Amgen's option, and Amgen can terminate or change all other terms and conditions of your

Beth C. Seidenberg, M.D.
December 14, 2001

employment, with or without cause, and with or without notice, at any time. This at-will relationship will remain in effect throughout your employment with Amgen Inc. or any of its subsidiaries or affiliates. This letter constitutes the entire agreement, arrangement and understanding between you and Amgen on the nature and terms of your employment with Amgen. This letter supersedes any prior or contemporaneous agreement, arrangement or understanding on this subject matter. By executing this letter as provided below, you expressly acknowledge the termination of any such prior agreement, arrangement or understanding. Also, by your execution of this letter, you affirm that no one has made any written or verbal statement that contradicts the provisions of this letter. The at-will nature of your employment, as set forth in this paragraph, can be modified only by a written agreement signed by both Amgen's Vice President of Human Resources and you which expressly alters it. This at-will relationship may not be modified by any oral or implied agreement or by any Company policies, practices or patterns of conduct.

You will also have the opportunity to participate in our comprehensive benefits program. Amgen's excellent health care plan currently includes medical, dental, and vision coverage for you and your eligible dependents. Amgen currently pays the major expense for these programs while staff members share through payroll deductions. Please be advised that in order for you and your dependents to be eligible for Amgen's medical coverage you must:

1. Report to work at Amgen or another location to which you are required to travel and perform the regular duties of your employment.
2. Contact the Amgen Benefit Center at Fidelity, 1-877-999-7779, to enroll within 31 days of your hire date.
3. Meet all other eligibility requirements under the plan.

Amgen's Retirement & Savings 401(k) Plan provides an opportunity for you to save up to 15% of your pay on a tax-deferred basis. Amgen will also contribute to your 401(k) account to help you save for your future financial goals. These benefits, services and programs are summarized in the enclosed brochure called "A Guide to Your Pay and Benefits."

This offer is contingent upon the completion of the verification of the information listed on your application for employment at Amgen.

Enclosed and included as part of this offer (Attachment 1) is information regarding Amgen's Proprietary Information and Inventions Agreement, the Immigration Reform & Control Act, and a packet of materials entitled "Arbitration of Disputes - Amgen Inc." which includes a Mutual Agreement to Arbitrate Claims. This offer is contingent upon your completing the items described in Attachment 1.

Also enclosed and included, as part of this offer (Attachment 2), is information about the main points of the relocation assistance that Amgen will provide to you to relocate to the "local area." The brochures included describe each component in more detail.

Upon acceptance of this offer, please fill out the attached "Moving Forward...With Amgen" acceptance form and fax it to the Relocation Department at
(805) 376-9862 to initiate your relocation benefits. Gail Thomas will contact you as soon as possible to walk you through the process.

Beth, all of those with whom you have met here are extremely keen to recruit you to Amgen. We are enthusiastic about the contribution you can make, and we believe that Amgen can provide you with extraordinary opportunities for personal achievement and growth. I look forward to your favorable reply

Beth C. Seidenberg, M.D.
December 14, 2001

by December 21, 2001. If you accept our offer, please sign and date the copy of the letter and return it in the enclosed envelope to our Staffing Department along with the completed and signed Proprietary Information and Inventions Agreement and the Mutual Agreement to Arbitrate Claims. Please retain the original offer letter for your records. If you have any questions regarding this offer, please contact John Hillins at (805) 447-7456.

Sincerely,

/s/ Roger M. Perlmutter

Roger M. Perlmutter, M.D., Ph.D.
Executive Vice President
Research & Development

RMP:JH/lf
Enclosures


/s/ Dr. Beth C. Seidenberg    12/21/01
--------------------------------------
Signature of Acceptance    Date


01/14/02
--------------------------------------
Anticipated Start Date

(Please select a Monday start date if possible in order to coincide with our New Hire Orientation Schedule)

Beth C. Seidenberg, M.D.
December 14, 2001

                                 ATTACHMENT 1
                                  Page 1 of 1



In order to accept our offer you will be required to:

          A) Complete, date and sign the Amgen Proprietary Information and Inventions Agreement and return it with your signed offer letter.

          B) Date and sign the enclosed Mutual Agreement to Arbitrate Claims and return it with your signed offer letter.

          C) You will be required to provide Amgen with proof of your identity and eligibility for employment per requirements of the Immigration Reform and Control Act of 1986 within 3 (three) days of hire. Information pertaining to this Act and required proof are enclosed.

Beth C. Seidenberg, M.D.
December 14, 2001

                                 ATTACHMENT 2
                                  Page 1 of 3

RELOCATION ASSISTANCE COVERAGE
------------------------------
All relocation expense coverage to be provided as a part of your Amgen employment offer is outlined in this attachment. This relocation expense coverage is designed to offset most of the cost of your relocation. However, as a new staff member, it is expected that you will make every effort to reduce or eliminate relocation expense wherever possible.

Please Note: Upon acceptance of this offer, please fill out the attached "Moving Forward...With Amgen" acceptance form and fax it to the Relocation Department at
(805) 376-9862 to initiate your relocation benefits. Gail Thomas will contact you as soon as possible to walk you through the process.

Marketing Assistance and Home Sale Program
------------------------------------------
A Marketing Assistance Program is available to assist in the sale of your current primary residence. Also, through the Home Sale Program, we will offer you the opportunity for a third party purchase of your current primary residence
if you are unable to sell your home within 90 days.   Under this program, an
interest-free equity bridge loan is available to assist in the purchase of your new residence. Amgen will pay the seller's normal, non-recurring closing costs associated with the sale of your home (i.e., real estate commission, title expense, etc.). For additional information, and to initiate the program contact the Relocation Coordinator. You must contact the Relocation Coordinator before
                             --------------------------------------------------
taking any action to sell your home.
------------------------------------

Additionally, if you have your home listed, are actively participating in the Home Marketing Assistance program and are closing escrow on the purchase of a home in the new "local area" prior to the sale of your current residence, Amgen will reimburse up to 3 months of your current mortgage payment and other reasonable related costs (i.e., utilities, prorated taxes, insurance, etc.).

Homes excluded from eligibility may include but are not limited to: cooperative apartments, mobile homes, homes with more than two units, vacation or second homes, homes with excessive acreage, investment properties, homes with unmarketable titles, homes with E.I.F.S. (synthetic stucco) siding, homes with a history of water related or structural problems, or homes where environmental problems (i.e. underground fuel storage tanks, radon, asbestos) exists.

Temporary Living Expenses
-------------------------
Temporary living lodging expense will be covered for a period of up to 180 days in Amgen leased lodging units. If you need to stay in the temporary lodging unit more than 180 days, you will be responsible for the cost of the unit at the daily rate negotiated by Amgen. Since Amgen has contracted for these temporary lodging accommodations, there is no need to make arrangements on your own. The Relocation Coordinator will assist in making these lodging arrangements for you.

One-Way Travel Expenses
-----------------------
Amgen will reimburse one-way travel expenses for you and your household members to take residence in the "local area." If Amgen has arranged for your car to be moved by a moving company, Amgen will also pay for rental of one automobile for up to 14 days. You should contact Dollie or Marta at 805-447-6110 in Amgen's Corporate Travel Dept. to make your travel reservations.

Beth C. Seidenberg, M.D.
December 14, 2001

                                 ATTACHMENT 2
                                  Page 2 of 3

Moving Household Goods
----------------------
Amgen will arrange for packing, moving, and unpacking of normal household possessions, including up to two automobiles. Amgen will also pay for up to 180 days storage of household goods, if necessary.

Lump Sum Allowance
------------------
Amgen will provide you with a $3,000.00 lump sum to be used at your discretion, to cover incidental expenses associated with your move, which are not covered in other sections of relocation coverage. Receipts or other accounting for the use of this allowance are not required.

Rental Assistance - Security Deposit New Residence
--------------------------------------------------
Amgen will reimburse you for the deposit on a rental property in the new "local area" in an amount not to exceed the equivalent of one month's rent.

Non-Recurring Home Purchase Closing Costs
-----------------------------------------
Amgen will reimburse loan origination fees of up to 1% of the mortgage amount and loan discount points according to the sliding scale below, which is governed by current mortgage market conditions.

The sliding scale for loan discount points is based upon the prevailing 30/year
                           --------
60/day Yield as set by the Federal National Mortgage Association (FNMA), and as published in the "Money Rates" section Wall Street Journal on the day you lock-in your mortgage interest rate. The following sliding scale applies:

     -If FNMA index is 8% or less, 0 discount points will be reimbursed;
     -If FNMA index is at least 8.01% but not more than 8.49%, 0.5 points will be reimbursed;
     -If FNMA index is at least 8.5% but not more than 8.99%, 1.0 point will be reimbursed;
     -If FNMA index is at least 9% but not more than 9.99%, 1.5 points will be reimbursed; and
     -If FNMA index is 10% or higher, 2 points will be reimbursed.

     (the 1% loan origination fee will be reimbursed regardless of FNMA rate; scale applies only to loan discount points)

In addition, you will be reimbursed for other Lender's fees, including but not limited to fees for the appraisal, credit report, tax service fees, processing fees, flood zone determination fees, underwriting fees, warehouse fees, rate lock-in fees, broker fees, lender document preparation fees, commitment fees, lender courier fees, escrow waiver fees, and loan review fees, in an amount not
                                                               ----------------
to exceed Six Hundred Fifty and No/Dollars ($650.00).  You will also be
----------------------------------------------------
reimbursed for the customary non-recurring buyer's closing costs for Escrow and/or Title fees.

Adjustable Rate Secured Loan
----------------------------
To aid in the purchase of a home in the "local area", Amgen is prepared to offer you a five-year, adjustable rate loan, which will be secured as a second mortgage on your new primary residence.

However, you will be expected to provide a minimum down payment investment of at least 5% of the purchase price from your own funds or other sources which are not secured by this home.

Beth C. Seidenberg, M.D.
December 14, 2001

                                 ATTACHMENT 2
                                  Page 3 of 3

The amount of the loan can be up to one-third of the documented purchase price of a home not to exceed $1,000,000. The loan will be funded prior to close of escrow at a date to be determined solely by Amgen. This loan will not be funded prior to you beginning your employment at Amgen.

The 2001 rate on the loan is 5.0%. The rate is adjusted January 1st of each year based on the average "Introduction Rates" on adjustable loans as offered by California banks and savings & loans. The most the rate will change each year is 1% with a cap of 3% over the life of the initial loan.

You will be required to make semi-monthly interest-only payments by payroll deduction, with the principal amount due on or before the end of the five-year period. At the end of this period you may discuss with Amgen an option to convert to a fully amortized loan payable over an additional five-year period with terms agreed upon at that time.

Tax Gross-up Assistance
-----------------------
Amgen will provide for tax assistance (gross-up) for the non-deductible portion of those reimbursed relocation expenses, which are considered as ordinary income for state or federal income tax purposes.

Local Area
----------
References to the "local area" generally means the new work site is a minimum of 50 miles from the staff member's current residence, and the move to the new residence reduces commuting time by at least 50%.

Duration of Relocation
----------------------
This relocation expense coverage is intended to assist in getting you established in your new residence in the "local area" as quickly as possible. Therefore, it is required that all relocation assistance provided for in this attachment and all expense reimbursements for this assistance be completed within one year from your date of hire in your new location.